EXHIBIT 10.552

EXECUTION COPY

TRANSITION PROPERTY

DUE DILIGENCE SERVICES AGREEMENT

THIS TRANSITION PROPERTY DUE DILIGENCE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 15th of November, 2007, by and between INLAND WESTERN RETAIL REAL ESTATE TRUST, INC., a Maryland corporation (“Client”), and INLAND REAL ESTATE ACQUISITIONS, INC., Illinois corporation (“Service Provider”).

RECITALS:

A.

Client is in the business of the ownership, operation, management, leasing and development of a diversified portfolio of real estate, primarily retail, multi-tenant, office, single-user net lease properties and commercial real estate.

B.

Concurrently with the execution of this Agreement, Client acquired, through its subsidiaries and pursuant to that certain Agreement and Plan of Merger, dated as of the 14th day of August, 2007 (the “Merger Agreement”), by and among Client, IWEST Acquisition 1, Inc., IWEST Acquisition 2, Inc., IWEST Acquisition 3, Inc., IWEST Acquisition 4, Inc., Inland Western Management Corp. (“Western”), Inland Southwest Management Corp. (“Southwest”), Inland Northwest Management Corp. (“Northwest”), Inland Western Retail Real Estate Advisory Services, Inc. (“Advisor”), Inland Real Estate Investment Corporation, and IWest Merger Agent, LLC, as agent for the stockholders.

C.

Service Provider and certain of its employees have, prior to the consummation of the transactions contemplated by the Merger Agreement (collectively, the “Mergers”), provided to the Client, the services described and set forth on Exhibit A attached hereto and made a part hereof (collectively, the “Services”).

D.

Client is desirous of retaining Service Provider to provide Services for a period of time from and after the consummation of the transactions contemplated by the Merger Agreement.

E.

Service Provider is desirous of providing the Services to Client for a period of time from and after the consummation of the transactions contemplated by the Merger Agreement.

F.

Client and Service Provider wish to set forth their understanding and agreement with respect to the Services, the compensation to be paid to Service Provider by Client and other matters relating thereto, all as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants herein, the compensation to be paid by Client to Service Provider as herein provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Incorporation of Recitals.  The foregoing Recitals are, by this reference, incorporated into the body of this Agreement as if the same had been set forth herein in their entirety.

2.

Performance of Services with respect to Subject Properties.  Upon request of the Client, Service Provider agrees to provide Client with the Services in connection with evaluating and acquiring any Subject Property (as defined in the Property Acquisition Agreement, dated February 22, 2005, between Client, Service Provider and Inland Western Retail Real Estate Advisory Services, Inc. (the “Advisor”), which agreement is referred to as the “Property Acquisition Agreement”) and any other property the Client desires to acquire (Subject Properties and any other property with respect to which Client requests Service Provider to provide Services shall hereinafter collectively be referred to as a “Property” or “Properties”).  Notwithstanding the foregoing or anything else contained in this Agreement, Service Provider shall be excused from providing the Services in connection with any specific Property if:

(A)

Performing the Service would violate applicable law or the rules of any regulatory body having jurisdiction over the Services;

(B)

Performing the Service would result in the commission of fraud upon any person or party;

(C)

Service Provider has a reasonable basis, upon the advice of counsel, that performing the Service could subject the Service Provider to liability or material damages in any civil litigation; or

(D)

Service Provider does not have a sufficient number of qualified personnel to provide the Services, provided that Service Provider shall use commercially reasonable efforts to eliminate and minimize the duration of any personnel shortage.

3.

Term.  The initial term ( the “Initial Term”) of this Agreement shall commence as of the date hereof (the “Commencement Date”), and, unless terminated earlier as provided in Section 4 below, automatically shall expire and terminate, unless renewed, on the first  anniversary of the Commencement Date; provided, that this Agreement shall be automatically renewed for an additional one year period (“Renewal Term”) unless either party provides notice of its intent not to renew at least 90 days prior to the expiration of the Initial Term or Renewal Term, as the case may be.

4.

Termination.

(a)

By Client.

(i)

For Cause.  Client may terminate this Agreement upon material default by Service Provider hereunder upon ten days prior notice to Service Provider; provided, however, that prior to exercising its rights under this Section 4(a)(i), Client shall notify Service Provider of the alleged default, and Service Provider shall have 30 days after receipt of such notice to cure the default to Client’s reasonable satisfaction.  Upon terminating in accordance with this Section 4(a)(i), Client shall pay Service Provider all amounts due Service Provider under Section 7 hereof.

(ii)

Without Cause.  Client may terminate this Agreement, without cause, by providing not less than 60 days prior notice (which notice shall specifically set forth the effective date of termination) to the Service Provider of such election to so terminate.  Upon terminating in accordance with this Section 4(a)(i), Client shall, pay Service Provider all amounts due Service Provider under Section 7 hereof.

(b)

By Service Provider

(i)

For Cause.  Service Provider may terminate this Agreement, upon the occurrence of any of the following events:

a.

Client fails, in the absence of a bona fide dispute with respect to such payment, to make payment for Services on its due date, provided however, that Client may cure such breach up to three times per calendar year by making payment within 10 days of  Client’s receipt of notice that it failed to make such payment when due;

b.

Client requests that Service Provider violate any applicable law or the rules of any regulatory body having jurisdiction (and Client does not promptly revoke such request upon Service Provider’s refusal to comply);

c.

Client requests that Service Provider take any action which would result in the commission of a fraud upon any person or party (and Client does not promptly revoke such request upon Service Provider’s refusal to comply);

d.

Client requests that Service Provider take any action that, upon the advice of counsel to Service Provider, could subject the Service Provider to liability or material damages in a civil litigation (and Client does not promptly revoke such request upon Service Provider’s refusal to comply); or

e.

A Change of Control (hereinafter defined).

(ii)

For the purposes hereof, the term “Change of Control” shall mean the occurrence of any one or more of the following:

(a)

Any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Client to any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; provided, however, that any sale, lease, exchange or transfer to (including, without limitation, any merger or other business combination with or into) any of the following shall not constitute a Change of Control:  (i) any affiliate controlled by Client, (ii) Inland Real Estate Corporation, (iii) Inland American Real Estate Trust, Inc., (iv) The Inland Group, Inc., or (v) any affiliate controlled by any of the persons or entities listed in clauses (i) through (v) above (all of the persons and entities described in clauses (i) through (v) above to be hereinafter sometimes referred to as the “Inland Companies”);

(b)

The approval by the holders of the outstanding shares of Client of any plan or proposal for the liquidation or dissolution of Client;

(c)

Any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (other than any one or more of the Inland Companies) shall become the owner, directly or indirectly, beneficially or of record, of shares of Client representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding common shares of Client; or

(d)

Following any change in the composition of the board of directors of Client, a majority of the board of directors of Client are not a combination of either (i) members of the board of directors of Client as of the date hereof, or (ii) members of the board of directors of Client whose nomination for election or election to the board of directors of Client has been recommended, approved or ratified by at least 80% of the board of directors of Client then in office who were either members of the board of directors of Client as of the date hereof or whose election as a member of the board of directors of Client was previously so approved pursuant to this clause (ii)

5.

Independent Contractor.

Service Provider’s status shall be that of an independent contractor, and not that of an agent or employee of Client.  Service Provider shall not hold itself out as an employee or agent of Client except as contemplated by any other Ancillary Agreement.

6.

Intentionally Omitted.

7.

Payment.  For all Services provided and rendered under and pursuant to this Agreement, Client shall pay to Service Provider the following:

(a)

Any and all reasonable, third party out-of-pocket costs incurred by Service Provider in connection with performing Services hereunder (“Third Party Costs”);

(b)

With respect to each Subject Property, the acquisition of which the Company elects to pursue, a non-accountable administrative overhead expense reimbursement equal to $11,500 (“Overhead Costs”);

(c)

For Properties with respect to which the Company specifically requests Acquisitions to negotiate the business terms of a letter of intent, letter agreement or agreement of purchase and sale, a non-accountable administrative overhead expense reimbursement equal to $25,000 (“Negotiation Costs”); and

(d)

For Properties with respect to which the Company specifically requests Services to be provided pursuant to this Agreement, a non-accountable due diligence cost reimbursement equal to $7,000 (“Due Diligence Costs”).

Notwithstanding the foregoing, if, after review of a Property, Client elects not to acquire such Property and Service Provider shall offer or present such Property to another client of Service Provider, then, if such other client shall decide to pursue the acquisition of such Property, Service Provider shall refund to Client any and all Third Party Costs, Overhead Costs, Negotiation Costs and Due Diligence Costs paid by Client to Service Provider with respect to or in connection with such Property to the extent such other client reimburses Client for such costs and expenses (and Service Provider agrees to use reasonable efforts to seek such reimbursement from such other client).  Such reimbursement to Client shall be payable by Service Provider promptly after receipt by Service Provider of reimbursement from such other client.

All Third Party Costs, Overhead Costs, Negotiation Costs and Due Diligence Costs payable by Client to Service Provider under and pursuant to this Agreement shall be due and payable within 30 days of Client’s receipt of an invoice therefor (together with invoices from the third party service providers for the Third Party Costs).  The compensation to be paid by Client under this Section 7 shall constitute full and complete payment for any and all services rendered and performed by Service Provider (including the cost of any and all labor) under and pursuant to this Agreement.

8.

Right to Audit.  If required by Client’s auditors, Service Provider shall keep and make available for the examination and audit of or by Client, or Client’s authorized employees, agents or representatives during normal business hours at Client’s cost, all data, materials, books, records, receipts, accounts and other information substantiating and verifying any and all reasonable, third party out-of-pocket costs incurred by Service Provider in connection with performing Services hereunder.  Client shall have the right to conduct such examination and audit, no more than two times per calendar year, as part of an examination and audit, on an aggregate basis, of the services provided under, and the books, records, files and other matters of all of the companies providing services under, the services agreements set forth on Exhibit B attached hereto and made a part hereof.

9.

Confidentiality.  During the term of this Agreement, the parties may communicate to each other certain confidential information to enable Service Provider to perform the services hereunder, or Service Provider may develop confidential information for Client.  Each party agrees (i) to treat, and to cause its employees, agents, subcontractors and representatives, if any, to treat as secret and confidential, all such information, and (ii) except as necessary in the performance of the Services, not to disclose any such confidential information or make available any reports, recommendations or conclusions which Service Provider may make for Client to any person, firm or corporation without first obtaining Client’s written approval.  The foregoing shall not prohibit or restrict any party from disclosing any information:  (a) the disclosure of which is necessary to comply with any applicable laws, including, without limitation, federal or state securities laws, or any exchange listing or similar rules and regulations; (b) the disclosure of which is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction; (c) such information is now, or hereafter is made, generally available to the public other than by disclosure in violation of this Agreement; (d) such information was disclosed to the disclosing party by a third party that the disclosing party, in good faith, believes was not bound by an obligation of confidentiality; or (vi) the parties hereto consent to the form and content of any such disclosure.  If any party learns that disclosure of such information is sought in or by a court or governmental body of competent jurisdiction or through other means, such party shall (1) give prompt notice to the other party prior to making such disclosure and allow such other party, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information, (2) reasonably cooperate with such other party in its efforts to prevent, or obtain a protective order for, such disclosure, and (3) disclose the minimum amount of information required to be disclosed.

10.

Property Status Meetings.  Representatives of Client may attend and participate in the regularly scheduled acquisition meetings held by Service Provider to discuss properties marketed or advertised for sale or the status of the potential acquisition of properties.

11.

Notices.  Any notices, demands and other communications to be delivered hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered, if personally delivered, or (b) one business day after delivery to a nationally recognized, overnight courier service guaranteeing next day delivery, delivery charges prefixed, if given by such service, and addressed as follows:  (i) If to Service Provider:  Inland Real Estate Acquisitions, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention:  G. Joseph Cosenza, with a  separate copy to The Inland Real Estate Group, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention:  Robert H. Baum; and (ii) If to Client: Inland Western Retail Real Estate Trust, Inc., 2907 Butterfield Road, Oak Brook, Illinois 60523 Attention: Steven P. Grimes.  Either party may change the addresses set forth for it herein upon written notice thereof to the other.

12.

Assignment.

Except as otherwise provided in this Agreement, neither Client nor Service Provider shall assign, subcontract or delegate all of any part of its rights or obligations hereunder without the other party’s prior written approval (which shall not be unreasonably withheld or delayed), and any attempt to do so shall be null and void.

13.

Binding Effect.  Subject to the provisions of Section 12 above, this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto.

14.

Waiver.

No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

15.

Headings.

The Article and Section headings used herein are for reference and convenience only and shall not limit or control any term or provision of this Agreement or the interpretation or construction thereof.

16.

Force Majeure.

No liability shall result from the delay or nonperformance of

Services caused by circumstances beyond the control of the Service Provider, including without limitation Act of God, fire, flood, snowstorm, war, acts of terrorism, government action, riot, civil disturbance, accident, inability to obtain labor, material, or equipment (“Force Majeure”).  During periods of Force Majeure, Services so affected by such Force Majeure may be eliminated without liability, but this Agreement shall remain otherwise unaffected.  Timely notice of Force Majeure and its expected duration shall be given by the affected party to the other, and the party whose performance is affected by a Force Majeure event will use commercially reasonable efforts to avoid, remove or minimize the impact of such event on the performance of its obligations at the required level at the earliest possible date.

17.

Applicable Law.

This Agreement shall be entered into and construed in accordance with the internal laws of the State Illinois.

18.

Schedules, Attachments, Exhibits.  All schedules, attachments and exhibits, if any, referred to in or attached to this Agreement are and shall be deemed to be an integral part of this Agreement as if fully set forth herein.

19.

Entire Agreement; Amendment.  This Agreement, together with Property Acquisition Agreement and the schedules, attachments and exhibits referred to herein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and this Agreement and the Property Acquisition Agreement supersede all prior and contemporaneous proposals, agreements, memoranda, understandings, negotiations and discussions, whether written or oral, of the parties in connection with the subject matter hereof.  No change, amendment or modification of this Agreement shall be binding or enforceable unless in writing and executed by the party to be bound thereby.

20.

Survival.  The obligations of Client and Service Provider under Sections 7, 8, 9, 17 hereof shall survive the expiration or other termination of this Agreement.

21.

Severability.  The various terms, provisions and covenants herein contained shall be deemed to be separate and severable, and the invalidity or unenforceability of any of them shall in no manner affect or impair the validity or enforceability of the remainder hereof.

22.

Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be treated as an original but which, when taken together, shall constitute one and the same instrument.  A signed facsimile copy of this Agreement shall constitute an original for all purposes.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereunto have executed this Transition Property Due Diligence Services Agreement as of the day and year first written above.

CLIENT:

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC., a Maryland corporation

By:

Name:

Its:

SERVICE PROVIDER:

INLAND REAL ESTATE ACQUISITIONS, INC., an Illinois corporation

By:

Name:

Title:

[Signature Page to Transition Property Due Diligence Services Agreement]

EXHIBIT A

1.

Services:  The services to be provided under this Agreement shall be of the same nature and type provided by Service Provider to Client prior to the Merger.  Specifically:

•

Negotiate the business terms of letters of intent, letter agreements, agreements of purchase and sale or other agreements relating to the potential acquisition of a Subject Property.  In the event that Client pursues the acquisition of a Subject Property, and Client also engages Service Provider under and pursuant to this Agreement to negotiate a letter of intent, purchase and sale agreement or other acquisition agreement in connection therewith, Service Provider shall, reasonably and in good faith, negotiate such agreement within the acquisition guidelines and parameters adopted or promulgated by Client from time to time (the “Client Acquisition Guidelines”), and shall keep Client apprised of the status and progress of all such negotiations.  Upon the request of Service Provider, Client shall provide Service Provider with the then current Client Acquisition Guidelines.

•

Analyze whether the Property is of a type, nature and quality that is comparable to or commensurate with the portfolio of properties owned and managed by Client.

•

Prepare Service Provider’s standard preliminary and final pro forma analysis (“deal sheet”) for each Subject Property and provide copies of the deal sheet to Client at a reasonable time prior to Client presenting the Subject Property to it’s board of directors.

•

Provide due diligence analysis, review and investigation with respect to any Property acquired or sought to be acquired by Client of the type and nature performed by Service Provider prior to the Merger.  Specifically, gathering, assembling and distributing any and all information received by Service Provider from third parties and relating to a Property upon request of the Client or ordering and reviewing from a business (not a legal perspective) any tests, appraisals and reports, leases, lease amendments or guaranties, service contracts, warranties, material title documents and other agreements relating to the ownership, operation, leasing and management of a Property, and advising Client of concerns or issues identified by Service Provider (collectively, “Due Diligence Documents”).

•

Document coordination and property transition with property management companies.

•

Deliver copies or originals to Client of any and all Due Diligence Documents relating to a particular Property at the time Client acquires the particular Property.

•

Coordinate closing of, from a business (not a legal) perspective, properties, including preparing, reviewing and approving closing and proration statements.

EXHIBIT B

SERVICES AGREEMENTS

1.

Office and Facilities Management Services Agreement, dated February 10, 2005, among the Advisor, Inland Office Management and Services, Inc., and Inland Facilities Management, Inc.

2.

Communications Services Agreement, dated January 1, 2004, between the Advisor and Inland Communications, Inc.

3.

Personnel Services Agreement, dated January 1, 2004, between the Advisor and Inland Payroll Services, Inc.

4.

Property Tax Services Agreement, dated January 1, 2004, between the Advisor and Investors Property Tax Services, Inc.

5.

Computer Services Agreement, dated January 1, 2004, between the Advisor and Inland Computer Services, Inc.

6.

Insurance and Risk Management Services Agreement, dated January 1, 2004, between the Advisor and Inland Risk and Insurance Management Services, Inc.